
      Schedule of Year-To-Date Principal and Interest Distributions
                                  to
                         Certificate Holders

                                                                                                            Ending
Class           Interest                                Principal               Losses              Balance
A               1,711,526.15   5,090,152.67   0.00   116,674,847.32
OC                      0.00           0.00   0.00     2,911,680.78
R                       0.00           0.00   0.00             0.00




